Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Money Market Trust

We consent to the use of our report dated October 26, 2009, with respect to the financial statements of Western Asset Money Market Fund and Western Asset Government Money Market Fund, as of August 31, 2009, each a series of Legg Mason Partners Money Market Trust, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
May 27, 2010